Exhibit 99.1

Nordstrom, Inc. Announces Pricing of Offerings of $250 Million of 2.300% of Senior Notes due 2024 and $425 Million of 4.250% of Senior Notes due 2031

SEATTLE, Wash. (March 24, 2021) – Nordstrom, Inc. (NYSE: JWN) announced today that it priced an offering of $250 million aggregate principal amount of its 2.300% senior notes due 2024 (the “2024 Notes”) and $425 million aggregate principal amount of its 4.250% Senior Notes due 2031 (the “2031 Notes” and, together with the 2024 Notes, the “Notes”), at an offering price of 100% of the principal amount thereof, in the case of the 2024 Notes and 99.922% of the principal amount thereof, in the case of the 2031 Notes. The sale of the Notes is expected to close on or about April 8, 2021.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state or other securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. Nordstrom, Inc. plans to offer and issue the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S. The Notes will be subject to restrictions on transferability and resale and may not be transferred or resold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom and in compliance with other applicable securities laws.

The Company intends to use the net proceeds from the sale of the Notes, together with cash on hand, to optionally redeem in full its $600 million aggregate principal amount of outstanding 8.750% Senior Secured Notes due 2025 (the “2025 Notes”), including payment of a “make-whole” premium estimated to be approximately $78 million. Such redemption will be made solely pursuant to a conditional redemption notice delivered pursuant to the indenture governing the 2025 Notes, and nothing in this press release constitutes a notice of redemption of the 2025 Notes.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Senior Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Senior Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful. The offerings are made only by, and pursuant to, the terms set forth in the related offering memorandum. The offerings are not being made to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “intends” and similar expressions identify certain of these forward-looking statements. All statements contained in this press release that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.